Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of July 23, 2018 (the “Effective Date”), by and between IMMUDYNE PR LLC, a Puerto Rico limited liability company (the “Company”), CONVERSION LABS, INC., a Delaware corporation (the “Parent Company”), and Sean Fitzpatrick, an individual and resident of the Commonwealth of Puerto Rico (the “Executive”).

The Company and the Executive are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WlTNESSETH:

WHEREAS, the Company desires to employ, and the Executive agrees to work in the employ of the Company;

WHEREAS, the Parties hereto desire to set forth the terms of Executive’s employment with the Company; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Executive hereby agree as follows:

1.	Employment and Location. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Given the Executive’s personal circumstances, and circumstances at the Company, Executive shall not be required to relocate.

2.	Executive’s Duties. Executive will serve as Chief Acquisition Officer of the Parent Company and as a Senior Vice President of the Company. Executive’s duties shall include those which are designated or assigned to him from time to time by the President and CEO of the Company, provided those duties are of the type customarily discharged by a person holding the same or similar offices in a company of similar size and operations as the Company. Executive shall devote his entire time, attention and energy to the business of the Company and shall diligently pursue its best interests. The business of the Company includes the management of Legal Simpli Software, a subsidiary of the Company.

3.	Term of Employment. Subject to the provisions for termination hereof; the original term of this Agreement shall commence as of the date of the Original Effective Date and shall continue for a term of 5 years. Subsections 6(f) through 6(j) and Sections 7 through 20 of this Agreement shall survive termination hereof for any reason whatsoever.

4.	Compensation. For all services rendered by Executive hereunder on behalf of the Company, and the covenants and agreements of Executive set forth herein (including without limitation the covenant not to compete set forth in Section 8 hereof), the Company agrees to pay to Executive, and Executive agrees to accept, the following compensation:

a)	An annual salary of $72,000 from the Company; and

b)	A performance based bonus structure payable in cash to be determined within the first 90 days of Executive’s employment; and

c)	A Preferred Equity Interest issued by the Company, subject to the terms of the Amended and Restated Operating Agreement for Immudyne PR LLC.

d)	Subject to the approval of the Parent Company’s board of directors, a ten-year option for 5,000,000 shares of Common Stock of the Parent Company, such shares purchasable or exercisable on a cashless basis at an exercise price of $.30 (thirty cents) per share and shall be subject to the following terms:

●	2,500,000 option shares shall vest in forty-eight (48) equal monthly installments until all 2,500,000 option shares have vested upon the four-year anniversary of this Agreement;

●	500,000 option shares shall vest upon Parent Company achieving at least $20,000,000 in annual revenue;

●	500,000 option shares shall vest upon Parent Company achieving at least $30,000,000 in annual revenue;

●	500,000 option shares shall vest upon Parent Company achieving at least $40,000,000 in annual revenue;

●	500,000 option shares shall vest upon Parent Company achieving at least $50,000,000 in annual revenue;

●	500,000 option shares shall vest upon Parent Company achieving at least $75,000,000 in annual revenue;

(d)	If the Parent Company is prevented from issuing any of options or the stock due to pending litigation, or for any other reason, then the expiration date(s) will commence (or recommence, if applicable) when the Parent Company’s options or the stock relating thereto are no longer subject to current litigation, or any other contingency prohibiting the Parent Company from issuing said options or stock. All shares resulting from the exercise of options shall have the same rights as all other shares of the Parent Company’s capital stock. Further, if the Parent Company should split its stock prior to the granting or exercise of said options, then the options shall be split in a similar manner and the exercise price shall be adjusted to prevent any dilution or increase in Executive’s interest in the Parent Company’s stock once the options are granted or exercised. Lastly, Executive or his Estate will have the right to assign all his options, and the rights to his options. Executive’s options and the rights to his future options do not terminate with his death. The options may be exercised by his heirs and his assigns and their heirs;

(j)	Annual paid vacation of four weeks; and

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(k)	Prompt reimbursement of all reasonable expenses incurred by Executive in the performance of Executive’s duties during the term of this Agreement, subject to the presentation of appropriate receipts in accordance with the Company’s policies.

5.	Additional Benefits. Executive shall be entitled to participate in or receive benefits under all benefit plans (including health insurance for himself and his family) and other programs generally available to employees of the Company to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, subject to the rules and regulations applicable thereto.

6.	Covenants of Executive. For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by the Company, Executive does hereby covenant, agree and promise that during the term hereof, and thereafter to the extent specifically provided in this Agreement:

(a)	Executive will not actively engage, directly or indirectly, in any other business or venture that competes with the Company except at the direction or upon the written approval of the CEO of the Company;

(b)	Executive will not engage, directly or indirectly, in the ownership, management, operation or control of, or employment by, any business of the type and character engaged in by the Company or any of its subsidiaries.

(c)	Executive will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time to time reasonably request or require;

(d)	Executive will obey all rules, regulations and reasonable special instructions applicable to Executive, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Executive’s ability and knowledge of the business in an effort to increase the value of Executive’s services to the mutual benefit of the Parties;

(e)	Executive will make available to the Company any and all of the information of which Executive has knowledge relating to the business of the Company or any of the Company’s other subsidiaries and will make all suggestions and recommendations which Executive feels will be of benefit to the Company;

(f)	Executive will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Executive has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

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(g)	Executive recognizes that during the course of Executive’s previous and current employment with the Company, Executive has had and will have access to, and that there has been, and will be disclosed to him, information of a proprietary nature owned by the Company, including but not limited to records, customer and supplier lists and information, pricing information, data, formulae, design information and specifications, inventions, processes and methods, which is of a confidential or trade secret nature, and which has great value to the Company and is a substantial basis and foundation upon which the business of the Company is predicated. Executive acknowledges that except for Executive’s employment and the fulfillment of the duties assigned to Executive, Executive would not have had and would not have access to such information, and Executive agrees that any and all confidential knowledge or information which may have been or may be obtained by or disclosed to Executive in the course of Executive’s employment with the Company, including but not limited to the information hereinabove set forth (collectively, the “Information”), will be held inviolate by Executive, that Executive will conceal the same from any and all other persons, including but not limited to competitors of the Company and its subsidiaries, and that Executive will not impart the Information or any such knowledge acquired by Executive as an officer, director or employee of the Company to anyone, either during Executive’s employment by the Company or thereafter, except to employees or agents of the Company and its subsidiaries on a strict need-to-know basis in the performance of their duties as employees or agents of the Company or one of its subsidiaries. Executive further agrees that during the term of this Agreement and thereafter, Executive will not use the Information in competing with the Company, or in any other manner to Executive’s benefit or to the detriment of the Company or its subsidiaries;

(h)	Executive agrees that upon termination of Executive’s employment hereunder Executive will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company;

(i)	Executive agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions and other things of value (hereinafter collectively referred to as “intangible rights”), whether patentable or not, which are conceived, made, invented or suggested either by Executive alone or in collaboration with others during the term of Executive’s employment, and whether or not during regular working hours, shall be promptly disclosed in writing to the Company and shall be the sole and exclusive property of the Company. Executive hereby assigns all of Executive’s right, title and interest in and to all such intangible rights to the Company and its successors or assigns. In the event that any of said intangible rights shall be deemed by the Company to be patentable or otherwise able to be registered under any federal, state or foreign law, Executive further agrees that at the request and expense of the Company, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefore or registration thereof; and to vest in the Company full title thereto; and

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(j)	Executive understands and acknowledges that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Executive acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from. disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Executive’s duties hereunder, and (ii) he will communicate to any person to whom he communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

7.	Termination of Employment. Either the Company or the Executive can terminate the employment at any time and for any reason, with or without notice. In the event of termination, Executive shall be entitled to all option shares vested prior to the date of termination as outlined in Section 4 of this Agreement.

8.	Covenant Not to Compete. The Executive recognizes that the Company has business good will and other legitimate business interests which must be protected in connection with and in addition to the Information, and therefore, in exchange for access to the Information, the specialized training and instruction which the Company will provide, the Company’s agreement to employ the Executive on the terms and conditions set forth herein, and the promotion and advertisement by the Company of Executive’s skill, ability and value in the Company’s business, the Executive agrees that during the term commencing with the date of employment and ending three years after the date Executive’s employment, Executive will not, without the prior written consent of the Company, engage, directly or indirectly, in any business that competes with the Company or any of its subsidiaries in any territory in which the Company or any of its subsidiaries conducts business (determined as of the last date of Executive’s employment). It is mutually understood and agreed that if any of the provisions relating to the scope, time or territory in this Section 8 are more extensive than is enforceable under applicable laws or are broader than necessary to protect the good will and legitimate business interests of the Company, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

9.	Injunctive Relief. The Parties acknowledge that the remedies at law for breach of Executive’s covenants contained in Sections 6 and 8 of the Agreement are inadequate, and they agree that the Company shall be entitled, at its election, to injunctive relief (without the necessity of posting bond against such breach or attempted breach), and to specific performance of said covenants in addition to any other remedies at law or equity that may be available to the Company.

10.	Business Opportunities. For as long as the Executive shall be employed by the Company and thereafter with respect to any business opportunities learned about during the time of Executive’s employment by the Company, the Executive agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Executive and which is in any way related to or connected with, the business of the Company or its affiliates, the Company shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Executive agrees to promptly deliver notice to the Chairman of the Board of Directors or the Chief Executive Officer of the Company in writing of the existence of such opportunity or proposal, and the Executive may take advantage of such opportunity only if the Company does not elect to exercise its right to take advantage of such opportunity and if the pursuit thereof would not otherwise violate any provision of this Agreement.

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11.	Right of Offset. To the extent permitted by applicable law, all amounts due and owing to Executive hereunder shall be subject to offset by the Company to the extent of any damages incurred by Executive’s breach of this Agreement. Executive acknowledges and agrees that but for the right of offset contained in this Agreement, the Company would not have hired Executive nor entered into this Employment Agreement.

12.	Obligations of Executive. The obligations of Executive hereunder are personal and may not be transferred or delegated by Executive.

13.	Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Executive for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Executive of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

14.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (ii) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Executive, to Executive’s residence address as shown on the records of the Company, or may be given by personal delivery thereof.

15.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

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16.	Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 16, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

17.	Authority to Contract. The Company warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. The Company hereto further warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company’s corporate organization.

18.	Mediation. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation (with the exception of emergency injunctive relief as set forth in Paragraph 9). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator in Houston, Texas. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 20 shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

19.	Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

20.	Arbitration. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

(a)	The arbitrator shall be elected as follows: in the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Executive do not so agree, the Company and the Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the “Panel”). The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

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(b)	Arbitration shall take place in Houston, Texas or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

(c)	Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

21.	Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the Commonwealth of Puerto Rico.

22.	Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

23.	Prior Employment Agreements. The Company represents and warrants to Executive, and Executive represents and warrants to the Company, that Executive and the Company have fulfilled all of the terms and conditions of all prior employment agreements to which Executive may be or has been a party.

EXECUTED as of the day and year first above set forth.

IMMUDYNE PR LLC		EXECUTIVE

By:
	Justin Schreiber, President	Sean Fitzpatrick

CONVERSION LABS, INC.

By:
Robert Kalkstein, CFO

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